                                                                   EXHIBIT 4(c)

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                                K N ENERGY, INC.

                                      AND

                     CONTINENTAL BANK, NATIONAL ASSOCIATION

                                                   TRUSTEE.
                                   ----------


                         SECOND SUPPLEMENTAL INDENTURE


                                   ----------

                         Dated as of December 15, 1992



                          Supplementing the Indenture
                                  dated as of
                               September 1, 1988



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         THIS SECOND SUPPLEMENTAL INDENTURE, dated as of December 15, 1992, between K N Energy, Inc., a Kansas corporation (the "Company"), and Continental Bank, National Association, a national banking association (the "Trustee"), as Trustee under the Original Indenture referred to below,

                              W I T N E S S E T H:

         WHEREAS, the Company has duly authorized the issuance from time to time of its unsecured debentures, notes or other evidences of indebtedness (the "Securities"), which are to be issued in one or more series; and the Company has heretofore made, executed and delivered to the Trustee its Indenture dated as of September 1, 1988 (such Indenture, as amended by the Trust Indenture Reform Act of 1990 and the First Supplemental Indenture dated as of January 15, 1992, being sometimes referred to herein as the "Original Indenture") pursuant to which the Securities are issuable;

         WHEREAS, Sections 2.01, 9.01(7) and 11.01 of the Original Indenture provide that the form or terms of any series of Securities may be established in an indenture supplemental thereto, and the Company desires to establish in this Second Supplemental Indenture both the form and terms of a series of Securities designated as its 7.27% Senior Notes due December 15, 2002 (the "Notes");

         WHEREAS, Section 9.01 of Article Nine of the Original Indenture further provides that under certain conditions the Company and Trustee, may, without the consent of any Holders, from time to time and at any time, enter into an indenture or indentures supplemental thereto, for the purposes, inter alia, of adding to the covenants of the Company for the benefit of the Holders of all or any series of Securities, and adding any additional Events of Default, and the Company desires by means of this Second Supplemental Indenture to add to its covenants for the sole benefit of the Holders of the Notes and to add certain additional Events of Default, also solely for the benefit of such Holders;

         WHEREAS, all things necessary to authorize the execution and delivery of this Second Supplemental Indenture, to establish the Notes as provided for in this Second Supplemental Indenture, and to make the Original Indenture, as supplemented by this Second Supplemental Indenture (the Original Indenture, as so supplemented by this Second Supplemental Indenture, being sometimes referred to herein as the "Indenture"), a valid agreement of the Company, in accordance with its terms, have been done;

         NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH that for and in consideration of the premises and the purchase of the Notes by the Holders, the Company and the Trustee mutually covenant and agree, solely






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for the equal and proportionate benefit of the respective Holders from time to time of the Notes, as follows:


                                  ARTICLE 1

                      SUPPLEMENT OF THE ORIGINAL INDENTURE

         Section 1.1 SUPPLEMENT TO ARTICLE ONE OF THE ORIGINAL INDENTURE.
Section 1.01 of the Original Indenture is supplemented by inserting therein, in alphabetical order, the following definitional paragraphs:

         "Assets" means any property of the Company or a Subsidiary used in businesses in which the Company and its Subsidiaries are engaged as of December 15, 1992.

         "Called Principal" means, with respect to any Note, the principal of such Note that is to be redeemed at the option of the Company or is declared to be immediately due and payable pursuant to the acceleration provisions of the Indenture, as the context requires.

         "Capitalization" means, with respect to any Material Subsidiary, the sum of (A) the total of the amounts set forth on the consolidated balance sheet of such Material Subsidiary and its Subsidiaries, prepared in accordance with generally accepted accounting principles as of the date of the most recent regularly prepared consolidated financial statements prior to the taking of any action for the purpose of which the determination is being made, as (a) the par or stated value of all outstanding capital stock of such Material Subsidiary,
(b) capital in excess of par value, (c) retained earnings and (d) deferred income taxes and (B) the principal amount of Funded Indebtedness of such Material Subsidiary and its Subsidiaries computed on a consolidated basis as of the time of such determination.

         "Consolidated Assets" means the total amount of assets appearing on the consolidated balance sheet of the Company and its Subsidiaries, prepared in accordance with generally accepted accounting principles as of the date of the most recent regularly prepared consolidated financial statements prior to the taking of any action for the purposes of which the determination is being made.

         "Consolidated Capitalization" means the sum of (A) the total of the amounts set forth on the consolidated balance sheet of the Company and its Subsidiaries, prepared in accordance with generally accepted accounting principles as of the date of the most recent regularly prepared consolidated financial statements prior to the taking of any action for the purpose of which the determination is being made, as (a) the par or stated value of all outstanding capital stock of the Company, (b) capital in excess of par value,




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(c) retained earnings and (d) deferred income taxes and (B) the principal amount of Funded Indebtedness of the Company and its Subsidiaries computed on a consolidated basis as of the time of such determination.

         "Discounted Value" means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective Stated Maturities to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

         "Executive Officer" means the Chairman, any Vice Chairman, the President, the Chief Financial Officer and the General Counsel of the Company, and, to the extent not included in the foregoing, the chief executive officer, the chief operating officer and the chief accounting officer of the Company.

         "Material Subsidiary" means (i) any Subsidiary the assets of which constitute 15% or more of Consolidated Assets; (ii) Northern Gas Company, a Wyoming corporation; and (iii) Rocky Mountain Natural Gas Company, a Colorado corporation.

         "Notes" means the series of the Securities denominated as the 7.27% Senior Notes due December 15, 1992.

         "Note Agreement" means the Note Agreement dated as of December 15, 1992 among the Company, The Prudential Insurance Company of America and Prudential Reinsurance Company, as the same may be amended or supplemented from time to time.

         "Reinvestment Yield" means, with respect to the Called Principal of any Note, the yield to maturity implied by (i) the yields reported, as of 10:00 a.m. (New York City time) on the Business Day next preceding the Settlement Date with respect to such Called Principal, on the display designated as "Page 678" on the Telerate Service (or such other display as may replace Page 678 on the Telerate Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average life of such Called Principal as of such Settlement Date, or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, (ii) the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield shall be determined, if necessary, by (a) converting



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U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between yields reported for various maturities.

         "Remaining Average Life" means, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the Stated Maturity of such Remaining Scheduled Payment.

         "Remaining Scheduled Payments" means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its Stated Maturity.

         "Settlement Date" means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be redeemed at the option of the Company or is declared to be immediately due and payable pursuant to the acceleration provisions of the Indenture, as the context requires.

         "Stock" means any capital stock of any corporation or any partnership interest of any partnership (limited or general), any joint venture interest in any joint venture, and any similar interests.

         "Tangible Net Worth" means the total assets of the Company and its Subsidiaries appearing on a consolidated balance sheet prepared in accordance with generally accepted accounting principles (exclusive of goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and premium, deferred charges and other like intangibles) less all liabilities (including deferred income taxes and subordinated liabilities).

         "Yield-Maintenance Amount" means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal. The Yield Maintenance Amount shall in no event be less than zero.


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         Section 1.2 SUPPLEMENT TO ARTICLE FOUR OF THE ORIGINAL INDENTURE.
Article Four of the Original Indenture is supplemented by inserting the following Sections at the end thereof:


         Section 4.13.  Maintain Business.

         The Company will, and will cause each of its Subsidiaries to, carry on and conduct its respective business in substantially the same manner and in substantially the same general lines of business as it is presently conducted, including without limitation the transmission and retail distribution of natural gas.


         Section 4.14. Maintain Insurance.

         The Company will maintain or cause to be maintained with, in the good faith judgment of the Company, financially sound and reputable insurers, or through self-insurance, insurance with respect to its properties and business and the properties and businesses of its Subsidiaries against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar business and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations. Such insurance may include self-insurance or be subject to co-insurance, deductibility or similar clauses which, in effect, result in self-insurance of certain losses, provided that such self-insurance is in accord with the approved practices of corporations similarly situated and adequate insurance reserves are maintained in connection with such self-insurance, and, notwithstanding the foregoing provisions of this Section
4.14 the Company or any Subsidiary may effect workers' compensation or similar insurance in respect of operations in any state or other jurisdiction either through an insurance fund operated by such state or other jurisdiction or by causing to be maintained a system or systems of self-insurance in accord with applicable laws.


         Section 4.15. Funded Indebtedness.

         The Company will not incur, and will not permit any Subsidiary to incur, any Funded Indebtedness unless the aggregate amount of Funded Indebtedness of the Company and its Subsidiaries computed on a consolidated basis immediately thereafter (after giving effect to the substantially concurrent use of proceeds of such Funded Indebtedness) will not exceed an amount equal to 65% of Consolidated Capitalization.


         Section 4.16. Subsidiary Debt.

         The Company will not permit any of its Material Subsidiaries to incur any Funded Indebtedness unless the aggregate amount of Funded Indebtedness of such Material Subsidiary and its Subsidiaries immediately thereafter (after giving effect to the



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substantially concurrent use of proceeds of such Funded Indebtedness) will not exceed an amount equal to 65% of such Material Subsidiary's Capitalization. Further, the Company will not permit any of its Subsidiaries to incur any Funded Indebtedness unless the aggregate amount of Funded Indebtedness of all of the Company's Subsidiaries immediately thereafter (after giving effect to the substantially concurrent use of proceeds of such Funded Indebtedness) will not exceed an amount equal to 51% of the aggregate amount of Funded Indebtedness of the Company and its Subsidiaries. For purposes of this Section 4.16, the term "Funded Indebtedness" excludes any Funded Indebtedness of the Company to its Subsidiaries or any Funded Indebtedness of a Subsidiary to the Company or another Subsidiary.


         Section 4.17. Net Worth.

         If at any time the rating of any of the long term senior debt of the Company is reduced by either Moody's Investors Service or Standard & Poor's Corporation to a rating below Baa2 or BBB+, as applicable (or in the absence of such a rating by either Standard & Poor's Corporation or Moody's Investors Service, a rating comparable to Baa2 by another nationally recognized statistical rating organization) (any such event, a "Downgrade"), then the Company will not permit its Tangible Net Worth to be less than the greater of
(i) $150,000,000 or (ii) an amount equal to 90% of the Company's Tangible Net Worth as of the fiscal year end next preceding the date of the Downgrade.


         Section 4.18. Sale of Assets.

         The Company will not, and will not permit any Subsidiary to, sell, transfer or otherwise dispose of, in a transaction or a series of substantially related transactions, Stock of a Subsidiary, property or other assets (including without limitation a disposition of the Stock of a Subsidiary, property or other assets pursuant to an order, judgment or decree of a court or governmental authority) with a fair market value of 20% or more of Consolidated Assets (other than any such disposition by a Subsidiary to the Company or by the Company or a Subsidiary to another Subsidiary), unless (i) said Stock, property or other assets are sold, transferred or otherwise disposed of for a consideration at least equal to the fair value thereof (as determined by the Board of Directors of the Company) and (ii) the proceeds of such asset disposition are applied to the defeasance or the payment of Funded Indebtedness of the Company or any Subsidiary, or used within twelve months of such asset disposition to purchase or invest in Assets.


         Section 4.19. Sale of Subsidiary Stock.

         Issuance of Stock by Subsidiaries. The Company will not, and will not permit any Subsidiary to, issue, sell or otherwise dispose of any Stock (either directly, or indirectly by



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the issuance of rights or options for, or securities convertible into, such
Stock) of any Material Subsidiary (other than directors' qualifying shares), except to the Company or another Material Subsidiary, if, as a result of such issuance, sale or disposition (giving full effect to the exercise of any such rights, options or conversion rights) such Material Subsidiary would no longer qualify as a Subsidiary.


         Section 4.20. Waiver of Certain Covenants.

         The Company may omit in any particular instance to comply with any term, provision or condition set forth in Sections 4.13 through 4.19, inclusive, with respect to the Notes if before the time for such compliance the holders of at least 66 2/3% in aggregate principal amount of the Outstanding Notes shall, by Act of such Holders, either waive such compliance in such instance or generally waive compliance with such term, provision or condition, but no such waiver shall extend to or affect such term, provision or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such term, provision or condition shall remain in full force and effect.


         Section 4.21. Premium on Certain Defaults.

         The Company will pay a premium on each of the Outstanding Notes equal to the Yield-Maintenance Amount, if any, in the event the Notes are declared to be due and payable immediately pursuant to Article Six as a result of any of the Events of Default referred to either in clauses (1)-(5) of Section 6.01 or in subclauses (a)-(e) of clause (8) thereof.


         Section 1.3 SUPPLEMENT TO ARTICLE SIX OF THE ORIGINAL INDENTURE.
Section 6.01 of the Original Indenture is supplemented by inserting, as part of clause (8) thereof, the following subclauses:

                  (a) default in the payment of any interest on any Note for more than 10 days after the date due; or

                  (b) the Company or any Subsidiary defaults (whether as primary obligor or as guarantor or other surety) in any payment of principal of or interest on any Indebtedness (other than the Notes) beyond any period of grace provided with respect thereto, or the Company or any Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement under which any such Indebtedness is created (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee on behalf of such holder or holders) to cause, such Indebtedness to become



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         due (or to be repurchased by the Company or any Subsidiary) prior to any Stated Maturity, provided that the aggregate amount of all Indebtedness as to which such a payment default shall occur and be continuing or such a failure or other event causing or permitting acceleration (or resale to the Company or any Subsidiary) shall occur and be continuing exceeds $10,000,000; provided, however, if any such payment default, failure or other event is cured by the Company or such Subsidiary or is waived by the specified percentage of holders of such Indebtedness entitled to so waive, then this Event of Default under this Indenture by reason of such default, failure or other event shall be deemed to have been cured; or

                  (c) any representation or warranty made by the Company in or pursuant to the Note Agreement shall be false in any material respect on the date as of which made; or

                  (d) the Company fails to perform or observe (i) any covenant contained in Section 4.15 through Section 4.19 or (ii) its covenant contained in paragraph 5 of the Note Agreement to obtain the prior approval of certain holders of the Notes to any instrument equally and ratably securing the Notes and any other indebtedness of the Company under the circumstances described in the initial paragraph of Section 4.07, but if any such failure under the Note Agreement is cured by the Company or is waived by the specified percentage of Holders of the Notes entitled to so waive thereunder, then this Event of Default under this Indenture by reason of such failure shall be deemed to have been cured; or

                  (e) the Company fails to perform or observe any other covenant or agreement contained in Section 4.13 or 4.14 or in the Note Agreement and such failure shall not be remedied within 30 days after any Executive Officer obtains actual knowledge thereof, but if any such failure under the Note Agreement is cured by the Company or is waived by the specified percentage of Holders of the Notes entitled to so waive thereunder, then this Event of Default under this Indenture by reason of such failure shall be deemed to have been cured; or

                  (f) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of any Material Subsidiary in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging any Material Subsidiary bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of any Material Subsidiary under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of any Material Subsidiary or of any substantial part of its property, or ordering the



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         winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days; or

                  (g) the commencement by any Material Subsidiary of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of any Material Subsidiary in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of any Material Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by any Material Subsidiary in furtherance of any such action; or

                  (h) a final judgment in an amount in excess of $50,000,000 is rendered against the Company or any Material Subsidiary and, within 30 days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within 30 days after the expiration of any such stay, such judgment is not discharged.


                                   ARTICLE 2

                                   THE NOTES


         Section 2.1 FORM AND TERMS. In lieu of any form set forth in Sections
11.02 and 11.03 of the Original Indenture, the Notes shall be in the form of Exhibit A hereto. The terms of the Notes set forth in Exhibit A shall be part of the terms and provisions of this Second Supplemental Indenture as fully as if set forth herein.

         Section 2.2 DENOMINATIONS. The Notes shall be issuable in registered form without coupons in denominations of $100,000 and any integral multiple thereof, except as such amounts may be adjusted following a partial redemption and related selections of the Notes pursuant to Section 2.3 of this Second Supplemental Indenture.



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         Section 2.3 SELECTION OF SECURITIES FOR PARTIAL REDEMPTION. If less than all the Notes are to be redeemed pursuant to either Article Three or Twelve of the Indenture, then, in lieu of the selection procedures described in the initial paragraph of Section 3.03 of the Indenture, the Trustee shall select for redemption not more than 45 days prior to the Redemption Date an equal proportion of the respective principal amounts of each of the Outstanding Notes (including, for purposes of this provision only, any Notes owned by the Company or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor that have been purchased or otherwise acquired by it other than by redemption pursuant to such Article Three or Twelve).


                                   ARTICLE 3

                         REPRESENTATIONS OF THE COMPANY

         Section 3.1 AUTHORITY OF THE COMPANY. The Company is duly authorized to execute and deliver this Second Supplemental Indenture, and all corporate action on its part required for the execution and delivery of this Second Supplemental Indenture has been duly and effectively taken.

         Section 3.2 TRUTH OF RECITALS AND STATEMENTS. The Company warrants that the recitals of fact and statements contained in this Second Supplemental Indenture are true and correct, and that the recitals of fact and statements contained in all certificates and other documents furnished thereunder will be true and correct.

                                   ARTICLE 4

                             CONCERNING THE TRUSTEE

         Section 4.1 ACCEPTANCE OF TRUSTS. The Trustee accepts the trusts hereunder and agrees to perform the same, but only upon the terms and conditions set forth in the Original Indenture and in this Second Supplemental Indenture, to all of which the Company and the respective Holders of the Notes at any time hereafter outstanding agree by their acceptance thereof.

         Section 4.2 NO RESPONSIBILITY OF TRUSTEE FOR RECITALS, ETC. The recitals and statements contained in this Second Supplemental Indenture shall be taken as the recitals and statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture, except that the Trustee is duly authorized to execute and deliver this Second Supplemental Indenture.



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                                   ARTICLE 5

                            MISCELLANEOUS PROVISIONS

         Section 5.1 RELATION TO THE INDENTURE. The provisions of this Second Supplemental Indenture shall become effective immediately upon the execution and delivery hereof. This Second Supplemental Indenture and all the terms and provisions herein contained shall form a part of the Indenture as fully and with the same effect as if all such terms and provisions had been set forth in the Original Indenture; provided, however, such terms and provisions shall be so included in the Indenture solely for the benefit of the Holders of the Notes. The Original Indenture is hereby ratified and confirmed and shall remain and continue in full force and effect in accordance with the terms and provisions thereof, as supplemented by this Second Supplemental Indenture, and the Original Indenture and this Second Supplemental Indenture shall be read, taken and construed together as one instrument.

         Section 5.2 MEANING OF TERMS. Any term used in this Second Supplemental Indenture which is defined in the Original Indenture shall have the meaning specified in the Original Indenture, unless the context shall otherwise require.

         Section 5.3 COUNTERPARTS OF SECOND SUPPLEMENTAL INDENTURE. This Second Supplemental Indenture may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one instruments.

         Section 5.4 GOVERNING LAW. This Second Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.



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         IN WITNESS WHEREOF, K N Energy, Inc. has caused this Second
Supplemental Indenture to be executed in its corporate name by one of its Vice Presidents and Continental Bank, National Association, has caused this Second Supplemental Indenture to be executed in its corporate name by one of its Vice Presidents or Trust Officers, all as of the date first above written.

                                 K N ENERGY, INC.



                                 By:  /s/  E. Wayne Lundhagen
                                      -----------------------------------------
                                      E. Wayne Lundhagen
                                      Vice President -- Finance & Accounting


                                 CONTINENTAL BANK, NATIONAL
                                    ASSOCIATION, Trustee



                                 By:   /s/ A. H. Lenters
                                       ----------------------------------------
                                       A. H. Lenters
                                       Vice President





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